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                                                                  EXHIBIT 10.161
                            (AKORN INC. LETTERHEAD)



September 4, 2001

Ben J. Pothast
1058 Cormar Drive
Lake Zurich, IL 60047


Dear Ben,

I am pleased to offer you the position of Vice-President and Chief Financial Officer, based at our headquarters in Buffalo Grove. Your starting salary will be five thousand one hundred ninety two dollars and thirty-one cents ($5,192.31) biweekly. You will report to Dr. John Kapoor, Interim Chief Executive Officer and Chairman of the Board.

In the event that Akorn becomes profitable, as measured by the company's first full quarterly positive Operating Income, your salary will be increased to five thousand seven hundred sixty nine dollars and twenty-three cents ($5,769.23) biweekly. The earliest this might happen will be at the conclusion of the fourth
(4th) quarter, taking effect February 4, 2002. Alternatively, should the company achieve its first positive quarterly Operating Income in a subsequent quarter, the increase would take effect the first full week of the second month after that quarter's close.

You will be eligible to participate in Akorn's management bonus program. As Vice-President your potential annual bonus is thirty percent (30%) subject to plan details and annual Board of Directors approval of payout.

In addition you will receive an initial grant of stock options to purchase seventy five thousand (75,000) shares of Akorn, Inc. common stock priced at closing price on this date. Stock options are subject to the terms of the stock option plan and an agreement, which each participant is required to sign.

You will also be eligible for benefits, which include medical, dental, vision, Smart Choice, Akorn's (401K) Retirement Savings Program, our Employee Stock Purchase program, a Flexible Spending account, an Employee Assistance program, life and disability insurance and Paid Time Off (PTO). Eligibility for these programs will commence on October 1, 2001.

Your employment at Akorn will be "at will," which means that either you or the company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment.


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Akorn does commit, however, that in the event of your termination without cause, you will be entitled to six (6) months severance, paid biweekly at the salary in effect at the time of your termination. "Without cause" is held to mean that the reason for termination is due to reasons not involving documented inadequate or deficient performance on your part, misuse or misappropriation of company assets, violation of company policy or relevant legal statute, or conduct detrimental to the company.

This offer is contingent upon successful completion of a pre-employment drug-screening test. You should be aware, also, that all salaried employees are required no sign the company's Employee Confidential Information Agreement as a condition of employment.

Ben, we are very pleased at the prospect of your joining us and look forward to working closely with you. Should you have any questions about this offer or any matter related to your employment at Akorn, please do not hesitate to contact me.

May I request that you sign and date below in acknowledgment of the contents of this letter and return to my attention. A copy is enclosed for your records.

Respectfully,

/s/ NEILL E. SHANAHAN

Neill H. Shanahan, Vice-President
Human Resources

CC:   John Kapoor
      Tony Pera
      Payroll file

I accept this offer of employment and understand the terms and conditions outlined above.


/s/ BEN POTHAST                                       9/10/01
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Ben Pothast                                             Date
1058 Cormar Drive
Lake Zurich, IL 60047